As filed with the Securities and Exchange Commission on December 2, 2004
Registration No. 333-_____________

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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STAGE STORES, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	91-1826900 (I.R.S. Employer Identification No.)

10201 Main Street, Houston, Texas 77025 (Address of principal executive offices, including zip code)

STAGE STORES, INC. AMENDED AND RESTATED 2001 EQUITY INCENTIVE PLAN
(Full title of the plan)

Michael E. McCreery
Executive Vice President and Chief Financial Officer
Stage Stores, Inc.
10201 Main Street
Houston, TX 77025
(Name and address of agent for service)

(800) 579-2302
(Telephone number, including area code, of agent for service)

Copy to:

Philip B. Sears, Esq.
McKinney & Stringer, P.C.
101 North Robinson, Suite 1300
Oklahoma City, OK 73102
Telephone: (405) 272-1971; Facsimile: (405) 239-7902

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.01 par value	1,500,000	$41.03	$61,545,000	$7,798

(1) Pursuant to Rule 416(c), this Registration Statement also covers an indeterminate amount of additional shares of common stock which may be issued by reason of the anti-dilution provisions of the Stage Stores, Inc. Amended and Restated 2001 Equity Incentive Plan.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The price is based upon the average of the high and low prices of the common stock on December 1, 2004, as reported on the Nasdaq National Market.

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Explanatory Note

Stage Stores, Inc. (the "Company" or the "Registrant") is filing this Registration Statement on Form S-8 to register 1,500,000 additional shares of the Company's common stock authorized for issuance under the Stage Stores, Inc. Amended and Restated 2001 Equity Incentive Plan (the "Plan"), which was approved by the shareholders of the Company at their annual meeting on June 3, 2004. The Plan is an amendment and restatement of the Stage Stores, Inc. 2001 Equity Incentive Plan, with respect to which the Company filed a Registration Statement on Form S-8 on March 8, 2002 (Registration No. 333-85217) (the "Prior Registration Statement") with the Securities and Exchange Commission (the "Commission").

The total number of shares of the Company's common stock available for issuance under the Plan will be 5,500,000, which includes the 1,500,000 shares of common stock being registered by this Registration Statement and the 4,000,000 shares of common stock that were registered by the Prior Registration Statement and reserved for issuance under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The Company incorporates by reference into this Registration Statement the following documents filed by the Company with the Commission:

1. The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, filed on April 15, 2004;

2. The Company's Proxy Statement dated April 26, 2004, filed on April 16, 2004;

3. The Company's Quarterly Reports on Form 10-Q for the quarters ended May 1, 2004 (filed on June 7, 2004) and July 31, 2004 (filed on August 30, 2004);

4. The Company's Current Reports on Form 8-K filed on May 18, 2004, July 29, 2004, August 17, 2004, September 8, 2004 (except Items 2.02 and 9.01), October 7, 2004 (except Item 2.02 and Exhibit 99.1 of Item 9.01) and November 12, 2004; and

5. The description of the Company's common stock contained in Amendment No. 1 to Form 10 filed on December 13, 2001 (File No. 001-14035).

In addition, documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities

Not applicable. The Company's common stock has been registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 78.7502 of the Nevada Revised Statutes, Article 5 of the Company's First Amended By-Laws provides that the Company will indemnify any individual made a party to a proceeding because the individual is or was a director or officer of the Company against liability and expenses incurred in the proceeding, but only if the individual demonstrates that (a) he or she conducted himself or herself in good faith, and (b) he or she reasonably believed (i) in the case of conduct in his or her official capacity with the Company, that his or her conduct was in the Company's best interests, (ii) in all other cases, that his or her conduct was at least not opposed to the Company's best interests, and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Company has purchased certain liability insurance for its officers and directors.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 2, 2004.

                                                                                                                                                                    Stage Stores, Inc.

                                                                                                                                                                    By: /s/ Michael E. McCreery

                                                                                                                                                                    Michael E. McCreery,

                                                                                                                                                                    Executive Vice President and

                                                                                                                                                                    Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Name	Title	Date
/s/ James R. Scarborough James R. Scarborough	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	December 2, 2004
/s/ Michael E. McCreery Michael E. McCreery	Executive Vice President, Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)	December 2, 2004
/s/ Scott J. Davido* Scott J. Davido	Director	December 2, 2004
/s/ Alan L. Gilman* Alan L. Gilman	Director	December 2, 2004
/s/ Michael Glazer* Michael Glazer	Director	December 2, 2004
/s/ John T. Mentzer* John T. Mentzer	Director	December 2, 2004
/s/ Margaret T. Monaco* Margaret T. Monaco	Director	December 2, 2004
/s/ William J. Montgoris* William J. Montgoris	Director	December 2, 2004
/s/ Sharon Mosse* Sharon Mosse	Director	December 2, 2004
/s/ Walter J. Salmon* Walter J. Salmon	Director	December 2, 2004

                              A Majority of the Board of Directors

                            *By: /s/ Michael E. McCreery

                              Michael E. McCreery

                              Attorney-in-Fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan described herein) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 2, 2004.

Stage Stores, Inc. Amended and Restated 2001 Equity Incentive Plan
/s/ Alan L. Gilman* Alan L. Gilman, Director	/s/ Margaret T. Monaco* Margaret T. Monaco, Director
/s/ Michael Glazer* Michael Glazer, Director	/s/ Sharon Mosse* Sharon Mosse, Director
/s/ John T. Mentzer* John T. Mentzer, Director

                          *By: /s/ Michael E. McCreery

                            Michael E. McCreery

                            Attorney-in-Fact

EXHIBIT INDEX

The following documents are the exhibits to the Form S-8. For convenient reference, each exhibit is listed according to the Exhibit Table of Regulation S-K.

Exhibit
Number                                                                                                                                             Exhibit

4.1 Restated Articles of Incorporation of Stage Stores, Inc., formerly Specialty Retailers, Inc. (NV). Incorporated herein by reference to Exhibit 3.1 of Registrant's Registration Statement on Form 10 (File No. 000-21011) filed on October 29, 2001.

4.2 First Amended By-Laws of Stage Stores, Inc. Incorporated herein by reference to Exhibit 3.3 of Registrant's Registration Statement on Form 10 (File No. 000-21011) filed on October 29, 2001.

5* Opinion of McKinney & Stringer, P.C.

23.1* Consent of Deloitte & Touche LLP

23.2* Consent of McKinney & Stringer, P.C. (included in the Opinion filed as Exhibit 5)

24* Power of Attorney

99 Stage Stores, Inc. Amended and Restated 2001 Equity Incentive Plan. Incorporated herein by reference to Appendix B of Registrant's Proxy Statement dated April 26, 2004 for the 2004 Annual Meeting of Shareholders filed on April 16, 2004 (File No. 001-14035)

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* Filed electronically herewith.